Exhibit 3.1(a)

                           CERTIFICATE OF AMENDMENT
                                    TO THE
                         CERTIFICATE OF INCORPORATION
                                      OF
                              HEXCEL CORPORATION

              __________________________________________________

                        Pursuant to Section 242 of the
               General Corporation Law of the State of Delaware
              __________________________________________________

                    Hexcel Corporation, a Delaware corporation
          (hereinafter called the "Corporation"), does hereby certify as follows:

                    FIRST: The first sentence of the fourth paragraph of the Corporation's Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

               4. CAPITALIZATION. The total number of shares which the Corporation is authorized to issue is 101,500,000, consisting of 1,500,000 shares of
               Preferred Stock without par value (hereinafter in this Certificate called the "Preferred Stock"), and 100,000,000 shares of Common Stock with par value of $.01 per share (hereinafter in this Certificate called the "Common Stock").

                    SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General
          Corporation Law of the State of Delaware.


                    IN WITNESS WHEREOF, Hexcel Corporation has caused this Certificate to be duly executed in its corporate name this 21st day of February, 1996.

                                        HEXCEL CORPORATION

                                        By: /s/ JOHN J. LEE
                                            John J. Lee
                                            Chief Executive Officer

          ATTEST:

          By:/s/  RODNEY P. JENKS, JR.
             Rodney P. Jenks, Jr.
             Vice President, General Counsel
             and Secretary